Exhibit 10.63
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is made between (1) James D. Royston (“Royston”) and (2) Astrotech Corporation, f/k/a SPACEHAB Incorporated (the “Company”). Royston and the Company are sometimes collectively referred to as the “Parties.” This Agreement is effective eight (8) days after the date of Royston’s signature below so long as Royston has not exercised his right to revoke this Agreement prior to such time (the “Effective Date”).
WHEREAS, the Company employed Royston pursuant to an Employment Agreement, dated October 6, 2008 (the “Employment Agreement”), which is attached as Exhibit A;
WHEREAS, the Company terminated Royston from all positions with the Company or any of its affiliates effective July 13, 2010 (“Date of Termination”); and
WHEREAS, the Parties desire to have no further obligations to each other, except as specifically provided herein.
NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:
1. Termination.
Royston’s employment with the Company and any its affiliates ended, effective July 13, 2010, and Royston ceased to perform services for the Company as of such date.
2. Severance/Tax Obligation.
In exchange for the agreements made by Royston as set forth below, and for other valuable consideration, the receipt and sufficiency of which Royston and the Company acknowledge, the parties have agreed that certain severance payments are owed to Royston. The parties also acknowledge and agree that Royston owes the Company certain payments to fulfill Royston’s tax obligations. After comparing the payments both parties owe to each other, the parties agree that the net result is that Royston owes the Company $3,312.53 and that he will issue a check in that amount of $3,312.53 made out to Astrotech Corporation on the Effective Date of this Agreement. The Company will not make any payments to Royston under this Agreement, except as set forth in Section 3 and 4. For accounting purposes, the parties’ obligations to each other are set forth below.
(a) The Company has previously paid Royston $18,714.23, less usual withholdings, as payment for Royston’s unused paid time off (“PTO”) of 185.36 hours. Royston acknowledges receipt of this payment and agrees that this payment is in satisfaction of all unused PTO owed to Royston and that no further amounts of PTO are due.

(b) To the extent permitted under the applicable plans, programs or policies, if any maintained by the Company, including any pension, disability and life insurance plans, policies or programs (collectively the “Plans”), the Company will pay Royston (or direct that payment be made to Royston) all previously earned, accrued, vested and unpaid benefits from the Plans, which benefits, if any, will be payable as provided pursuant to the terms of the applicable Plans and any applicable benefit election forms or related documentation. The parties agree and acknowledge that Royston is owed $18,000.00, less usual withholdings, under the Company’s Long Term Incentive Compensation program.
(c) The parties acknowledge and agree that the Company owes to Royston as severance $157,500.00, less usual withholdings (the “Severance Payment”). If Royston is a “specified employee,” as defined in section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent that any amounts payable to Royston as a Severance Payment are not treated as deferred compensation under Code section 409A, the Severance Payment will not be made until the earlier of (i) the expiration of the six (6) month period measured from the Termination Date and (ii) the date of Royston’s death.
(d) The parties acknowledge and agree that the Company owes Royston $6,461.53, less usual withholdings, as payment for the continuation of Royston’s base salary during the payroll period containing the Date of Termination.
(e) The parties acknowledge and agree that the Company is entitled to withhold $123,329.54 from the amounts due to Royston under this Agreement in satisfaction of Royston’s obligation pursuant to the restricted stock agreements entered into between Royston and the Company on July 18, 2008 and November 13, 2009 to remit to the Company the amount necessary for the Company to meet its tax withholding obligations with respect to the fifty thousand (50,000) shares of restricted stock that vested on January 15, 2010 and the one hundred, fifty thousand (150,000) shares of restricted stock that vested as of July 13, 2010.
(f) The Parties agree that the severance obligations referenced in this Paragraph 2 are in full and complete satisfaction of any obligations on the part of the Company. The Parties agree that no additional amounts are due under the Employment Agreement.
3. Expense Payments.
The Company will reimburse Royston for any reasonable and customary business expenses incurred by him before the Date of Termination, which will be paid in accordance with Company policy, provided that such expenses are submitted on an expense report within ten (10) days of the Effective Date of this Agreement. Payment for such expenses will be made within fifteen (15) business days after the Company’s receipt of such expense report.

4. Additional Severance Obligation (COBRA Payments).
During the twelve-month period after Royston’s employee insurance coverage ends (“Severance Period”), the Company shall pay for the premium costs for Royston and Royston’s enrolled dependants’ at the time of the Date of Termination to continue group health insurance coverage, including medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that (i) Royston makes a timely election to continue such coverage under COBRA and timely completes all necessary paperwork and (ii) Royston reimburses the Company $154.48 per month for the employee-paid portion of Royston’s and his dependents’ insurance premiums as of the Date of Termination; such reimbursement will be made in the form of a check payable to Astrotech Corporation and shall be mailed to the attention of Barbara Cory, Astrotech Corporation, 907 Gemini, Houston, TX 77058 on or before the fifth day of each month (such premium payment is referred to as the “Subsidized Continued Coverage”). The Subsidized Continued Coverage will be treated as and counted against Royston’s and his dependents’ statutorily mandated period of continuation coverage under COBRA. In the event that Royston secures other employment providing health insurance coverage during the Severance Period, the Company’s obligations under this Section 4 will cease as of the date on which Royston’s new health insurance coverage becomes effective, and Royston hereby agrees promptly to notify the Company of such coverage. Upon completion of the Severance Period, a breach of this Agreement, or Royston’s acquisition of new health insurance coverage, whichever occurs first, Royston and/or his dependents may, at his/their option, be eligible to elect to continue to receive continuation coverage under COBRA at his/their sole expense for the remainder of the applicable COBRA continuation coverage period in accordance with the eligibility requirements of COBRA. The amount of any such premium expenses paid in one year will not affect the premium expenses eligible for payment in any subsequent year, and Royston’s right to such payment will not be subject to liquidation or exchange for any other benefit. The payment of premium expenses pursuant to this Section 4 will also satisfy all other requirements of the regulations under Code section 409A with respect to any such reimbursements.
5. Vesting of Restricted Stock.
Effective as of his Date of Termination, the Company shall grant to Royston 150,000 shares of restricted stock in accordance with the terms and conditions set forth in the restricted stock agreements entered into between Royston and the Company on July 18, 2008 and November 13, 2009.
6. Release.
Royston settles, releases and waives all claims, counter claims, liens, demands, causes of action, obligations, damages and liabilities, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, that Royston ever had, now has or may hereafter claim to have against the Company and their stockholders, investors, officers, agents, directors, employees, affiliates, parents, subsidiaries, divisions, predecessors, successors or assigns thereof, including, but not limited to, all claims of unlawful discrimination, harassment or retaliation under state, local or federal law (including but not limited to, Title I of the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Older Workers’ Benefit Protection Act, the Age Discrimination in Employment Act, the Texas Labor Code, or 42 U.S.C. § 1981); any claim for stock options, equity awards, stock repurchases, unpaid wages, bonuses, severance, vacation, expenses, relocation expenses or commissions; any claim for breach of the Employment Agreement or any employment contract or other agreement; any claims for any violation of any other federal, state or local statute, ordinance or regulation, or the Constitution of the United States or the State of Texas; any claims of personal injury or other tort; any and every other claim arising under federal or state common law; and all claims for attorneys’ fees.

This release, however, does not waive any rights or claims that may arise after the date Royston signs this agreement and this release will not operate to extinguish any rights of Royston to receive workers’ compensation benefits or benefits under the Company’s employee benefits plans, which shall be due and payable in accordance with the terms and conditions of such plans.
7. Covenant Not to Sue.
Royston warrants and covenants that he shall never institute, maintain or prosecute, or induce or assist in the instigation, commencement, maintenance or prosecution of any action, suit, proceeding or administrative charge in any forum that has or could have been asserted as of the Effective Date of this Agreement against the Company or any of its owners, officers, agents, directors, employees, affiliates, parents, subsidiaries, divisions, predecessors, successors or assigns thereof.
Royston further agrees and covenants that he will not seek or accept any personal, equitable or monetary relief in any action, suit, proceeding or administrative charge filed by one party on his behalf by any person, organization or other entity against the Company.
8. Company Property.
Royston agrees to return all property belonging to the Company as of the date Royston signs this Agreement. Royston acknowledges and agrees that he will perform a complete search of Royston’s home(s), office(s), automobile(s), computers, electronic devices, and cellular and other phones for any property, including trade secrets and confidential information, that may belong to the Company. Royston acknowledge and agrees that he will search for, amongst other things, hard copy documents, email, telephone numbers, contact information, equipment, devices and computer files, and that Royston will return all such property to the Company, and will no longer retain any such property.
9. Confidentiality.
The Parties agree that the existence and terms of this Agreement are strictly confidential. Unless otherwise required by law or as may be required to be reflected in financial statements by generally accepted accounting principles, the Parties shall limit disclosure of this Agreement to legal counsel, immediate family, accountants, financial and tax advisors and officials with responsibility for determining tax liability or corporate valuation. With the exception noted in Section 10, Royston further agrees that he will keep confidential all aspects of his employment and other involvement with the Company, such that if any third party asks about the Company, Royston’s employment with the Company, or Royston’s departure from the Company, Royston will state that “all matters have been resolved amicably” and “no further comment is permitted.”

10. Non-disparagement and Non-acquisition.
Royston agrees that he will not make any statements, written or verbal, or cause, participate or encourage others to make any statements, written or verbal, that defame or disparage the personal or business reputation, practices or conduct of the Company, its employees, directors and stockholders. Royston also agrees not to contact, communicate with, cooperate with or assist any person or entity (or their counsel) making or threatening to make any legal claim against the Company; provided however, nothing herein shall prohibit Royston from providing truthful testimony pursuant to any validly issued subpoena or court order. Royston agrees to provide the Company a copy of such subpoena or court order within three business days of receipt of any such subpoena or court order. Royston shall not speak with Company employees or any third party about the Company unless specifically in writing directed by the Company’s Board of Directors; provided however, that Royston may communicate with potential employers about duties, responsibilities, and achievements during his employment with the Company, subject to this Section 10 and his confidentiality obligations to the Company.
The Company, through its directors and executive officers, acting within the scope of their duties and authority, agrees not to, directly or indirectly, disclose, communicate, or publish any non-factual information concerning or related to Royston.
Royston agrees that he and his affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will not (and he and they will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Company’s Board of Directors:
(a) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities, bank debt or trade debt issued by the Company, or any rights or options to acquire such ownership (including from a third party), other than the acquisition or holding of an interest in a mutual fund registered as an open-end management investment company under the Investment Company Act of 1940 with assets under management of at least $500 million, that holds not more than 2% of the outstanding common stock of the Company.
(b) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit, or participate in the solicitation of, any proxies, consents or votes with respect to any securities of the Company or with respect to any plan of reorganization filed by the Company or any other person in connection with a bankruptcy or similar proceeding under state or federal law involving the Company or any of its subsidiaries,
(c) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or
(d) seek or request permission to do any of the foregoing or make or seek permission to make any public announcement with respect to any of the foregoing.
If at any time during such period Royston is approached by any third party concerning his or their participation in a transaction involving the assets or businesses of the Company or securities issued by the Company, Royston will promptly inform the Company of the nature of such contact and the parties thereto.

11. Remedies for Violation of Certain Covenants.
In the event Royston breaches Sections 9 or 10 of this Agreement or Sections 11, 12, 15, 16 or 17 of his Employment Agreement (together, the “Covenants”), all payments due pursuant this Agreement shall cease and no further payments shall be due. In addition, any payments made by the Company pursuant to this Agreement while Royston was in breach of any of the Covenants shall be returned to the Company plus interest at the prime rate as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal.
The Company will be entitled to bring suit to recover any and all damages, both direct and consequential, that may be sustained as a result of Royston’s breach or threatened breach of the Covenants. In addition, the Company will be entitled to specific performance and/or a temporary or permanent injunction prohibiting and enjoining Royston from violating the Covenants. For purposes of obtaining equitable relief, the Company need not prove, and Royston hereby admits, that irreparable harm or injury will have occurred as a result of any breach of the Covenants. The Company retains all its rights under the Employment Agreement to enforce Sections 11, 12, 15, 16 or 17 of the Employment Agreement.
12. Future Cooperation.
In the event that the Company becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request, provide reasonable cooperation and assistance to the Company, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. The Company will reimburse Executive for all reasonable and necessary expenses Executive incurs in complying with this Section 12.
13. Denial of Liability.
No provision contained herein shall be construed as an admission by Royston or the Company of improper conduct, omissions or liability.
14. Adequacy of Consideration.
The Parties agree that the consideration given by the other pursuant to this Agreement is adequate and sufficient to make their respective obligations under this Agreement final and binding.
15. No Right to Future Employment.
Royston hereby waives all rights to recall, reinstatement, employment, reemployment, and past or future wages from the Company or any the Company Affiliate. Royston further agrees not to apply for employment with the Company or any the Company Affiliate.

16. Miscellaneous.
A. Entire Agreement.
With the exceptions of Royston’s surviving obligations in the Employment Agreement, including Sections 11, 12, 15, 16, 17, 18, 19, 22, and 29 the Parties agree that this Agreement sets forth the entire agreement of the Parties on this subject matter and supersedes and extinguishes any and all prior statements, agreements, representations (including any oral representations) or understandings by or among the Parties, and may not be modified or amended except in writing, executed by all of the Parties. The Parties also agree and acknowledge that all obligations under the Employment Agreement have been satisfied.
B. Validity of Remaining Terms.
Should any provision of this Agreement be determined to be illegal, invalid, or otherwise unenforceable, the validity of the remaining terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and the illegal or invalid terms or provisions shall be deemed not to be a part of this Agreement.
C. Choice of Law/Interpretation.
This Agreement is entered into in the State of Texas, and shall in all respects be interpreted, enforced, and governed by the laws of the State of Texas, without regard to its principles governing the conflicts of laws. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties. The headings used herein are used for reference only and shall not affect the construction of this Agreement.
D. Advice to Consult Attorney.
Royston represents that he has been advised to consult with an attorney before signing this Agreement and that he is relying solely on his own judgment and the advice of his own counsel in making this Agreement.
E. Revocation Period.
For a period of seven (7) days following Royston’s signing this Agreement, Royston may revoke this Agreement (“Revocation Period”) by ensuring receipt of written notice of revocation by John M. Porter, Senior Vice President & Chief Financial Officer, 401 Congress Ave., Suite 1650, Austin, TX 78701 by 5:00 pm, Central Standard Time on the seventh day after Royston signs this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired. Any obligations on the part of the Company are contingent upon Royston not exercising his right to revoke.
F. No Waiver.
One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not operate or be construed as a waiver of any subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

G. 21 Days to Review.
Royston warrants and represents that he has had at least twenty-one (21) days to review this Agreement to decide whether to sign this Agreement and be bound by its terms.
AGREED:

Date:

James D. Royston

Astrotech Corporation

Date:

By:

Title: